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                                                                    EXHIBIT 23.3



           CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS


     We hereby consent to the inclusion of the information from our reports dated February 21 and February 25, 1997, setting forth our estimate of reserves and revenue to the Torch Energy Royalty Trust interest, as of January 1, 1997, and from our reports dated February 20 and February 24, 1997, setting forth our estimate of reserves and future revenue to the interest owned by affiliates of Torch Energy Advisors Incorporated in the Underlying Properties, as of January 1, 1997, and to all references to our firm included or made as part of this Form 10-K.


                                NETHERLAND, SEWELL & ASSOCIATES, INC.


                                By: /s/ Frederic D. Sewell
                                   ---------------------------

Dallas, Texas
March 21, 1997